May 2, 2008
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER 2008 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (SWX – NYSE) announced consolidated earnings of $1.14 per basic share for the first quarter of 2008, a $0.05 decrease from the $1.19 per basic share earned during the first quarter of 2007.  Consolidated net income was $49.2 million, compared to $49.8 million in the prior-year quarter.

According to Jeffrey W. Shaw, Chief Executive Officer, “Our natural gas operations segment recorded solid operating results in the first quarter of 2008.  Cooler temperatures provided additional operating margin, while operating expense increases were minimized.  Customer growth continued to be affected by a sluggish new construction housing market as the inventory of unoccupied homes remained high in our service territories.  Also, our construction services segment experienced a small loss during the first quarter due to unfavorable winter weather conditions and the continued slow down in the housing market.  We believe this phenomenon is temporary and that construction results will improve as we move through the warmer weather seasons and the housing construction market stabilizes.”  Shaw closed with a discussion of the Company’s ongoing rate case proceedings in Arizona and California indicating “The cases remain on track, with hearings in each jurisdiction scheduled to be

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held this summer.  We remain cautiously optimistic that fair outcomes will be achieved before the winter heating season in Arizona, and by year end in California.”

For the twelve months ended March 31, 2008, consolidated net income was $82.6 million, or $1.94 per basic share, compared to $89.4 million, or $2.17 per basic share, during the twelve-month period ended March 31, 2007.  The prior twelve-month results included approximately $0.07 per share related to a nonrecurring property tax benefit recognized in the second quarter of 2006.

Natural Gas Operations Segment Results
First Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased approximately $8 million, or three percent, in the first quarter of 2008 compared to the first quarter of 2007.  Differences in heating demand, caused primarily by weather variations, accounted for $5 million of the increase in operating margin as overall temperatures in the first half of the current quarter were somewhat colder compared to the more normal levels experienced in the first quarter of 2007.  Rate relief added $1 million and customer growth contributed $2 million toward the operating margin increase as the Company added 20,000 customers during the last twelve months, an increase of one percent.

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Operating expenses for the quarter increased $2.5 million, or two percent, compared to the first quarter of 2007 primarily due to general cost increases, higher uncollectible expenses, and incremental operating costs associated with serving additional customers.  Labor efficiencies, primarily from the ongoing electronic meter reading project, mitigated the increase in operating expenses.  Other income decreased $2.9 million primarily due to negative returns on long-term investments and lower interest income on declining deferred purchased gas adjustment (PGA) receivable balances.  Net financing costs were relatively flat between periods.

Twelve Months to Date
Operating margin increased $21 million, or three percent, between periods.  Rate changes accounted for $11 million of the increase and customer growth contributed $10 million.  Warmer-than-normal temperatures were experienced during both twelve-month periods (each with estimated negative impacts to operating margin of approximately $7 million), resulting in no incremental impact between the periods.

Operating expenses increased $16.9 million, or three percent, between periods primarily due to general increases in labor and maintenance costs, higher uncollectible expenses, and incremental operating costs associated with serving additional customers, partially offset by labor efficiencies primarily from the ongoing electronic meter reading project.  The prior twelve-month period included a nonrecurring property tax benefit.

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Other income decreased $6.5 million primarily due to negative returns on long-term investments and lower interest income on declining deferred PGA balance receivables. In addition, other income for the prior-year period included approximately $1 million of interest income related to the property tax benefit.  Net financing costs between periods increased $1.9 million, or two percent, primarily due to interest expense associated with higher deferred PGA balance payables and higher rates on variable-rate debt.

Southwest Gas Corporation provides natural gas service to 1,819,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, and changes in rate design.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2008	2007

Consolidated Operating Revenues	$813,607	$793,716

Net Income	$49,152	$49,764

Average Number of Common Shares Outstanding	43,012	41,979

Basic Earnings Per Share	$1.14	$1.19

Diluted Earnings Per Share	$1.14	$1.17

TWELVE MONTHS ENDED MARCH 31,	2008	2007

Consolidated Operating Revenues	$2,171,979	$2,141,533

Net Income	$82,634	$89,444

Average Number of Common Shares Outstanding	42,592	41,179

Basic Earnings Per Share	$1.94	$2.17

Diluted Earnings Per Share	$1.92	$2.15

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2008	2007	2008	2007

Results of Consolidated Operations
Contribution to net income - gas operations	$49,333	$48,628	$73,199	$78,024
Contribution to net income - construction services	(181)	1,136	9,435	11,420
Net income	$49,152	$49,764	$82,634	$89,444

Earnings per share - gas operations	$1.15	$1.16	$1.72	$1.89
Earnings (loss) per share - construction services	(0.01)	0.03	0.22	0.28
Basic earnings per share	$1.14	$1.19	$1.94	$2.17
Diluted earnings per share	$1.14	$1.17	$1.92	$2.15

Average outstanding common shares	43,012	41,979	42,592	41,179
Average shares outstanding (assuming dilution)	43,290	42,376	42,940	41,599

Results of Natural Gas Operations
Gas operating revenues	$741,300	$727,015	$1,829,051	$1,846,267
Net cost of gas sold	500,699	494,211	1,092,682	1,130,702
Operating margin	240,601	232,804	736,369	715,565
Operations and maintenance expense	85,206	84,535	331,879	326,951
Depreciation and amortization	40,645	38,530	159,205	149,631
Taxes other than income taxes	10,194	10,467	37,280	34,844
Operating income	104,556	99,272	208,005	204,139
Other income (expense)	(1,526)	1,376	1,948	8,473
Net interest deductions	21,352	21,148	86,640	84,760
Net interest deductions on subordinated debentures	1,932	1,931	7,728	7,724
Income before income taxes	79,746	77,569	115,585	120,128
Income tax expense	30,413	28,941	42,386	42,104
Contribution to net income - gas operations	$49,333	$48,628	$73,199	$78,024

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
MARCH 31, 2008

FINANCIAL STATISTICS
Market value to book value per share at quarter end	117%
Twelve months to date return on equity -- total company	8.5%
-- gas segment	8.0%
Common stock dividend yield at quarter end	3.2%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$922,721	8.40%	9.50%
Southern Nevada	574,285	7.64	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	8.74	10.38
Northern California	45,487	8.74	10.38
Paiute Pipeline Company (1)	82,853	9.44	11.80

(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
(In dekatherms)	2008	2007	2008	2007
Residential	37,718,128	36,166,497	71,357,953	72,855,183
Small commercial	12,745,923	12,252,559	31,559,927	31,783,616
Large commercial	4,148,658	4,073,069	12,831,661	13,222,739
Industrial / Other	2,908,310	3,277,681	9,983,129	15,303,206
Transportation	26,653,871	26,640,967	112,855,112	117,546,127
Total system throughput	84,174,890	82,410,773	238,587,782	250,710,871

HEATING DEGREE DAY COMPARISON
Actual	1,209	1,156	1,903	1,955
Ten-year average	1,095	1,103	1,926	1,956

Heating degree days for prior periods have been recalculated using the current period customer mix.